EXHIBIT INDEX



Exhibit                                                Page


  (1)          Letter Agreement, dated as of December 28,
               1995, by and between Victor K. Atkins, Jr.
               and Harvard University.                     5

                                              EXHIBIT 1


                                   December 28, 1994

VIA FAX AND FEDEX

Mr. Henry J. Ameral
Assistant Treasurer
Harvard University
600 Atlantic Avenue
Boston, MA 02210-2203

Dear Mr. Ameral:

          Today I am donating to Harvard University (the "Donee") 180,000 shares (the "Shares") of the Common Stock, par value $.01 per share, of Polaris Industries Inc. (the "Corporation"), a public corporation listed on the American Stock Exchange and the Pacific Stock Exchange under the symbol "SNO".

          Transfer of the Shares is restricted pursuant to Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), and I have signed an agreement to abide by Rule 145, a copy of which is attached as Exhibit A hereto. Donee acknowledges that it takes the Shares subject to the restrictions and limitations set forth in such letter. Consequently, the Donee may not sell, transfer, pledge, hypothecate, alienate or otherwise assign or dispose of (collectively, "Sell") the Shares without either (i) registration under the Act or (ii) compliance with Rule 145.

          Please understand that the Corporation's only obligation to register the offering of the Shares under the Act is pursuant to a certain Registration Rights Agreement dated as of December 22, 1994 and attached as Exhibit B hereto (the "Registration Rights Agreement"), to which I am a party.
Any Sale of the Shares made in reliance on Rule 145(d) can be made only in limited amounts in accordance with the terms and conditions of such rule (including its references to Rule 144 under the Act).

          In addition, any Sales by the Donee or its transferees will be aggregated with my own Sales and Sales by others who acquired securities of the Corporation from me by gift (or their transferees) for purposes of the volume limitation requirements of Rule 145. The Donee agrees to comply with the volume limitations and other requirements of Rule 145. We agree to coordinate any Sales we may make prior to December 22, 1996 and I agree to accept Donee's reasonable requests with respect thereto. In no event may the Donee Sell the Shares prior to February 15, 1995.

          As my transferee, the Donee will be deemed a "Holder" entitled to certain rights under the Registration Rights Agreement. We agree that each of us may initiate one request for a "Demand Registration" (as defined in the Registration Rights Agreement) without the other's consent. Until the earlier of December 22, 1996, or such time as Donee has received 300,000 Shares (as adjusted in accordance with the Registration Rights Agreement), in the event Donee wishes to initiate a request for a "Demand Registration" I agree to join with Donee with respect to, or in the alternative to donate to Donee, a number of Shares equal to the difference between 300,000 Shares and the number previously donated by me to Donee.

          The Donee will indemnify me and hold me harmless from and against any and all expenses, damages or other liabilities (including, without limitation, attorney fees) which I may at any time incur as a result of any Sale by the Donee of any of the Shares in contravention of this Agreement.

          The Donee shall be deemed to have acquired my basis in the Shares and shall be deemed to have acquired the Shares for purpose of Rule 145 when they were acquired by me. The Shares were acquired by me on December 22, 1994.

          I am delivering irrevocable written instructions to effect this transfer to United States Trust Company of New York, the custodian of my Shares, a copy of which is attached as Exhibit C hereto. The certificate for the Shares will be delivered to you when it has been processed. In order to process such papers, it is necessary that you acknowledge this donation, and the restrictions imposed, where noted below on the enclosed copy of this letter and return such copy to me.

                                   Sincerely,

                                   /s/ Victor K. Atkins, Jr.
                                    Victor K. Atkins, Jr.

THE GIFT NOTED ABOVE IS HEREBY
ACKNOWLEDGED AND ACCEPTED ON THE
TERMS NOTED

HARVARD UNIVERSITY


By:  /s/ Henry J. Ameral
     Henry J. Ameral
     Title: Assistant Treasurer
     Date:  December 28, 1994

Employer Identification No.: 04-6037938